SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ____________


                                    Form 8-K
              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  ____________


                      November 15, 1996 (November 10, 1996)
               (Date of Report (date of earliest event reported))


                                HFS Incorporated
             (Exact name of Registrant as specified in its charter)


           Delaware                    1-11402                      22-3059335
     (State or other             (Commission File No.)         (I.R.S. Employer
     Jurisdiction of                                     Identification Number)
     incorporation or organization

       6 Sylvan Way
    Parsippany, New Jersey                                            07054
    (Address of principal executive office)                          (Zip Code)





                                 (201) 428-9700
              (Registrant's telephone number, including area code)












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Item 5.     Other Events

     On November 10, 1996, HFS Incorporated (the "Company"), a Delaware corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company ("Mercury"), Mercury Acq. Corporation, a Maryland corporation and wholly owned subsidiary of the Company and PHH Corporation, a Maryland corporation ("PHH").

     Pursuant to the Merger Agreement, Mercury will be merged with and into PHH (the "Merger") with PHH to continue as the surviving corporation as a subsidiary of the Company. In connection with the merger, the Company will issue approximately $1.7 billion of Company common stock in exchange for all of the outstanding common stock of PHH. Pursuant to the terms of the Merger Agreement, the number of Company shares to be issued may range from 21.3 million to 28.7 million, based on the average price of the Company's common stock over a period of 20 trading days edning five days prior to the date of the vote by PHH shareholders on approval of the transaction. Consummation of the transaction is subject to customary regulatory approvals and the approval of sharesholders of the Company and PHH. The transaction is expected to close in early 1997.

     PHH is the world's largest provider of corporation relocation services and also provides mortgage banking and vehicle managment services.

     The information set forth above is qualified in its entirety by reference to the Agreement and Plan of Merger dated as of November 10, 1996 by and among HFS Incorporated, Mercury Acquisition Corporation and PHH Corporation, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7(c).     Exhibits

Exhibit
  No.       Description

2.1 Agreement and Plan of Merger dated as of November 10, 1996 by and among HFS Incorporated, Mercury Acq. Corporation and PHH Corporation.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            HFS INCORPORATED



                                            By:  /s/     Michael P. Monaco
                                                  Michael P. Monaco
                                                  Vice Chairman
                                                  and Chief Financial Officer


Date: November 14, 1996

                                HFS INCORPORATED
                           CURRENT REPORT ON FORM 8-K
               Report Dated November 15, 1996 (November 10, 1996)


                                  EXHIBIT INDEX


Exhibit No.    Description

2.1 Agreement and Plan of Merger dated as of November 10, 1996 by and among HFS Incorporated, Mercury Acq. Corporation and
               PHH Corporation.